UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ARROW ELECTRONICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

SUPPLEMENT TO THE PROXY STATEMENT OF

ARROW ELECTRONICS, INC.

FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 7, 2024

This proxy statement supplement (this “Supplement”), dated April 22, 2024, provides updated information with respect to the 2024 Annual Meeting of Shareholders of Arrow Electronics, Inc. (the “Company”) to be held Tuesday, May 7, 2024, at 8:00 a.m. Mountain Time (the “Annual Meeting”).

On March 26, 2024, the Company filed a definitive proxy statement for the Annual Meeting (the “Proxy Statement”) with the Securities and Exchange Commission. The primary purpose of this Supplement is to provide information relating to a recent change in the proposed nominees for election to the Company’s Board of Directors (the “Board”) at the Annual Meeting, and this Supplement should be read in conjunction with the Proxy Statement. Other than as described in this Supplement, the information provided in the Proxy Statement remains unchanged and should be considered in voting your shares.

Withdrawal of Nominee for Election as Director

On April 16, 2024, Mr. Fabian Garcia notified the Board Chair of his decision not to stand for reelection to the Board at the Annual Meeting due to his other professional responsibilities. Mr. Garcia will continue to serve on the Board and as a member of the Compensation Committee until the Annual Meeting.

Accordingly, the nomination of Mr. Garcia for election to the Board is withdrawn, and Mr. Garcia is no longer a nominee for reelection to the Board at the Annual Meeting. The Company does not intend to nominate a replacement nominee for election at the Annual Meeting. Instead, the Board will initiate a search process for an additional director.

Although the Board remains confident in its current composition, including the skillsets of the current directors, the Board takes its own refreshment and succession planning seriously. As part of the search process for Mr. Garcia’s replacement, the Board will continue its efforts and intends to improve the racial/ethnic diversity of the Board by the 2025 Annual Meeting of Shareholders of the Company. The Board has retained a recruitment firm to assist the Board in actively identifying and evaluating potential Board candidates with the expectation that candidate slates should include women and candidates of underrepresented race/ethnicity in addition to other diverse characteristics, which both supplement and complement the existing Board.

Voting Matters

Proxies already returned by shareholders will remain valid and will be voted at the Annual Meeting unless revoked. None of the other agenda items presented in the Proxy Statement are affected by this Supplement. Any votes that are or have been submitted with instruction to vote for all of the Board’s nominees will be voted only for the remaining nine nominees named in the Proxy Statement. Any votes that are or have been submitted with instruction to vote for Mr. Garcia will not be voted with respect to his election but will continue to be voted as directed or otherwise as set forth therein and described in the Proxy Statement with respect to all other matters properly brought before the Annual Meeting. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions, disregarding Mr. Garcia’s name as a nominee for election to the Board. Information regarding how to vote your shares, or revoke your proxy or voting instructions, is available in the Proxy Statement.